                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2
                               (AMENDMENT NO. 2)(1)

                              WHITTAKER CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   966680 40 7
                        --------------------------------
                                 (CUSIP Number)

                                  JUNE 14, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / / Rule 13d-1(b)
        /X/ Rule 13d-1(c)
        / / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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 CUSIP NO.  966680 40 7               13G        PAGE 2 OF 8 PAGES
           -------------                      ---------------------------------
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON:
        CANYON CAPITAL ADVISORS LLC
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                       (b) / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
-------------------------------------------------------------------------------
NUMBER OF SHARES           5 SOLE VOTING POWER
BENEFICIALLY                   1,424,550
OWNED BY                  -----------------------------------------------------
EACH REPORTING             6 SHARED VOTING POWER
PERSON WITH                    0
                          -----------------------------------------------------
                           7 SOLE DISPOSITIVE POWER
                               1,424,550
                          -----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
        1,424,550
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*    / /
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IA
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 966680 40 7               13G         PAGE 3 OF 8 PAGES
          -------------                         -------------------------------
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
        MITCHELL R. JULIS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                       (b) / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
-------------------------------------------------------------------------------
NUMBER OF SHARES           5 SOLE VOTING POWER
BENEFICIALLY                    0
OWNED BY                  -----------------------------------------------------
EACH REPORTING             6 SHARED VOTING POWER
PERSON WITH                     1,424,550
                          -----------------------------------------------------
                           7 SOLE DISPOSITIVE POWER
                                0
                          -----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                1,424,550
                          -----------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
        1,424,550
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*   / /
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 966680 40 7                 13G      PAGE 4 OF 8 PAGES
         -------------                       ----------------------------------
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
        JOSHUA S. FRIEDMAN
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                         (b) / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
-------------------------------------------------------------------------------
NUMBER OF SHARES          5 SOLE VOTING POWER
BENEFICIALLY                   0
OWNED BY                 ------------------------------------------------------
EACH REPORTING            6 SHARED VOTING POWER
PERSON WITH                    1,424,550
                         ------------------------------------------------------
                          7 SOLE DISPOSITIVE POWER
                               0
                         ------------------------------------------------------
                          8 SHARED DISPOSITIVE POWER
                               1,424,550
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
        1,424,550
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*   / /
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
-------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 966680 40 7                 13G       PAGE 5 OF 8 PAGES
         --------------                      ----------------------------------
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
      R. CHRISTIAN B. EVENSEN
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /X/
                                                          (b) / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES
-------------------------------------------------------------------------------
NUMBER OF SHARES                  5 SOLE VOTING POWER
BENEFICIALLY                           0
OWNED BY                        -----------------------------------------------
EACH REPORTING                    6 SHARED VOTING POWER
PERSON WITH                            1,424,550
                                -----------------------------------------------
                                  7 SOLE DISPOSITIVE POWER
                                       0
                                -----------------------------------------------
                                  8 SHARED DISPOSITIVE POWER
                                       1,424,550
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
   PERSON
       1,424,550
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES*   / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       12.5%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
       IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:
              Whittaker Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1955 N. Surveyor Avenue
              Simi Valley, California  93063

ITEM 2(a). NAME OF PERSON FILING:

              This schedule is being filed on behalf of the following persons*:

              (i)   Canyon Capital Advisors LLC ("CCA")
              (ii)  Mitchell R. Julis
              (iii) Joshua S. Friedman
              (iv)  R. Christian B. Evensen

              CCA is the investment advisor to the following persons:

              (i)   The Value Realization Fund, L.P. ("VRF")
              (ii)  The Value Realization Fund B, L.P. ("VRFB")
              (iii) The Canyon Value Realization Fund (Cayman), Ltd. ("CVRF")

              * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c). CITIZENSHIP:

              CCA:                          a Delaware limited liability company
              VRF:                          a Delaware limited partnership
              VRFB:                         a Delaware limited partnership
              CVRF:                         a Cayman Islands corporation
              Mitchell R. Julis:            United States
              Joshua S. Friedman:           United States
              R. Christian B. Evensen:      United States


                                     6 of 8

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ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e). CUSIP NUMBER:

           96668 0 407

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX:
     /X/

ITEM 4.    OWNERSHIP:

           The information in items 1 and 5 through 11 on the cover pages (pp.2-5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. |_|

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           CCA is an investment advisor to various managed accounts, including VRF, VRFB, and CVRF, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

                                     7 of 8

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ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 30, 1999

CANYON CAPITAL ADVISORS LLC,                       R. CHRISTIAN B. EVENSEN
a Delaware limited liability company


By: /s/ R. Christian B. Evensen                    /s/ R. Christian B. Evensen
    --------------------------------               ---------------------------
    Name:   R. Christian B. Evensen                R. Christian B. Evensen
    Title:  Managing Director


MITCHELL R. JULIS                                  JOSHUA S. FRIEDMAN


/s/ Mitchell R. Julis                              /s/ Joshua S. Friedman
-------------------------------------              ---------------------------
Mitchell R. Julis                                  Joshua S. Friedman


                                     8 of 8

                                    EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING

     The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Whittaker Corporation.

     Dated: June 30, 1999

CANYON CAPITAL ADVISORS LLC
a Delaware limited liability company


By:  /s/ R. Christian B. Evensen
     ----------------------------
Name:   R. Christian B. Evensen
Title:  Managing Director


MITCHELL R. JULIS

/s/ Mitchell R. Julis
-----------------------------
Mitchell R. Julis


JOSHUA S. FRIEDMAN

/s/ Joshua S. Friedman
-----------------------------
Joshua S. Friedman

R. CHRISTIAN B. EVENSEN

/s/ R. Christian B. Evensen
-----------------------------
R. Christian B. Evensen


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